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                                                                   Exhibit 10.24

                       CHINA FINANCE ONLINE CO., LIMITED
                      FORM OF CHANGE IN CONTROL AGREEMENT


     THIS AGREEMENT is made and entered into by and between China Finance Online Co., Limited, a company formed under the laws of Hong Kong Special Administrative Region, People's Republic of China (hereinafter referred to as the "COMPANY") and ________________ (hereinafter referred to as the "EXECUTIVE").

                                    RECITALS

     The Board of Directors of the Company has approved the Company entering into a severance agreement with the Executive.

     The Executive is a key executive of the Company.

     Should the possibility of a Change in Control of the Company arise, the Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

     Should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

     NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of his Employer in the face of these circumstances and for other good and valuable consideration, the Company and the Executive agree as follows:

ARTICLE 1. TERM

     This Agreement shall be effective as of September 30, 2004 (the "EFFECTIVE DATE"). This Agreement will continue in effect through September 30, 2007. However, at the end of such three (3) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice at least six (6) months prior to the end of such term, or extended term, to the Executive that this Agreement will not be extended, and if such notice is timely given this Agreement will terminate at the end of the term then in progress; provided, however, that this provision for automatic extension shall have no application following a Change in Control.

     However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company




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hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive. Any subsequent Change in Control ("SUBSEQUENT CHANGE IN CONTROL") that occurs during the original or any extended term shall also continue the term of this Agreement until the later of: (i) twenty-four (24) months beyond the month in which such Subsequent Change in Control occurred; or
(ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive; provided, however, that if a Subsequent Change in Control occurs, it shall only be considered a Change in Control under this Agreement if it occurs no later than twenty-four (24) months after the immediately preceding Change in Control or Subsequent Change in Control.

ARTICLE 2. DEFINITIONS

     Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

     (a)  "AGREEMENT" means this Change in Control Agreement.

     (b) "BASE SALARY" means the salary of record paid to the Executive by his Employer as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

     (c) "BENEFICIARY" means the persons or entities designated or deemed designated by the Executive pursuant to Section 9.2.

     (d)  "BOARD" means the Board of Directors of the Company.

     (e)  "CAUSE" shall mean the occurrence of either or both of the following:

          (i) The Executive's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or

          (ii) The willful engaging by the Executive in misconduct that is significantly injurious to the Company and/or the Executive's Employer. However, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company and his Employer.

     (f) "CHANGE IN CONTROL" of the Company shall be deemed to have occurred as of the first day that any one or more of the following events shall have occurred:

          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "PERSON")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then-outstanding Ordinary Shares of the Company (the "OUTSTANDING ORDINARY SHARES") or (b) the combined voting power of the then-outstanding voting securities





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               of the Company entitled to vote generally in the election of directors (the "OUTSTANDING VOTING SECURITIES"); provided, however, that, for purposes of this definition the following acquisitions shall not constitute a Change in Control; (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (4) any acquisition by any entity pursuant to a transaction that complies with clauses (iii)(a), (b) and (c) below;

          (ii) Individuals who, as of the Effective Date, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

          (iii) Consummation of a reconstruction and amalgamation, reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a "BUSINESS COMBINATION"), in each case unless, following such Business Combination, (a) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding ordinary shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets directly or through one or more subsidiaries (a "PARENT")) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (b) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business




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               Combination or Parent) beneficially owns, directly or indirectly,
               20% or more of, respectively, the then-outstanding ordinary shares of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (c) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

          (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (iii) above.

          Notwithstanding the foregoing, in no event shall (a) beneficial ownership of any securities of the Company by IDG Technology Venture Investments, Inc., IDG Technology Venture Investments, LP, Vertex Technology Fund (III) Ltd., CAST Technology, Inc. or FANASIA Capital Limited, or (b) any transaction or other event that occurred prior to the Effective Date, constitute a Change in Control.

     (g) "CODE" means the United States Internal Revenue Code of 1986, as amended.

     (h) "COMMITTEE" means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

     (i) "COMPANY" means China Finance Online Co., Limited, a company formed under the laws of Hong Kong Special Administrative Region, People's Republic of China or any successor thereto as provided in Article 8.

     (j) "DISABILITY" means the Executive's inability, because of physical or mental illness or injury, to perform the essential function of his customary duties of his employment with his Employer, with or without reasonable accommodation, and the continuation of such disabled condition for a period of one hundred twenty (120) continuous days, or for not less than two hundred ten (210) days during any continuous twenty-four (24) month period, such Disability to be determined by the Committee upon receipt and reliance on competent medical advice from one or more individuals, selected by the Committee, who are qualified to give such professional medical advice.

     (k)  "EFFECTIVE DATE" means September 30, 2004.

     (l) "EFFECTIVE DATE OF TERMINATION" means the date on which a Qualifying Termination occurs.

     (m) "EMPLOYER" means the Company or any Subsidiary, as the context may require.





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     (n)  "EXCHANGE ACT" means the United States Securities Exchange Act of
          1934, as amended.

     (o) "EXECUTIVE" means the individual identified in the first sentence, and on the signature page, of this Agreement.

     (p) "GOOD REASON" means, without the Executive's express written consent, the occurrence of any one or more of the following:

          (i) A material reduction in the nature or status of the Executive's authorities, duties, and/or responsibilities, (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than an insubstantial and inadvertent act that is remedied by the Executive's Employer promptly after receipt of notice thereof given by the Executive.

          (ii) A reduction by the Executive's Employer in the Executive's Base Salary as in effect on the Effective Date or as the same shall be increased from time to time.

          (iii) A material reduction by the Company or by Executive's Employer of the Executive's aggregate welfare and/or incentive opportunities under the Company's and/or the Executive's Employer's welfare, short and/or long-term incentive programs, as such opportunities exist on the Effective Date, or as such opportunities may be increased after the Effective Date and when viewed on an aggregate basis; provided, however, that a reduction in the aggregate value shall not be deemed to be "Good Reason" if the reduced value remains substantially consistent with the average level of other employees who have positions commensurate with the position held by the Participant immediately prior to the reduction.

          (iv) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 8.

          (v) Any purported termination by the Executive's Employer of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.8 and for purposes of this Agreement, no such purported termination shall be effective.

          (vi) The Executive is informed by the Company or the Executive's Employer that his or her principal place of employment for the Executive's Employer will be relocated to a location that is greater than fifty (50) miles away from the Executive's principal place of employment for the Executive's Employer at the start of the corresponding Protected Period; provided that, if the Company or Executive's Employer communicates an intended effective date for such relocation, in no event shall Good Reason




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               exist pursuant to this clause (vii) more than ninety (90) days before such intended effective date.

          The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.

     (q) "QUALIFYING TERMINATION" has the meaning given to such term in Section 3.3(a).

     (r)  "SEVERANCE BENEFITS" means the payments and/or benefits provided in
          Section 3.4.

     (s) "SUBSIDIARY" means China Finance Online (Beijing) Co., Ltd. and any other corporation or entity, a majority of whose outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.

ARTICLE 3. SEVERANCE BENEFITS

     3.1. RIGHT TO SEVERANCE BENEFITS. Subject to Section 9.1, the Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.4, if the Executive has incurred a Qualifying Termination.

     The Executive shall not be entitled to receive Severance Benefits if his employment terminates (regardless of the reason) before the Protected Period (as such term is defined in Section 3.3(c)) corresponding to a Change in Control of the Company or more than twenty-four (24) months after the date of a Change in Control of the Company.

     3.2. SERVICES DURING CERTAIN EVENTS. In the event a Person begins a tender or exchange offer, circulates a proxy to stockholders of the Company, or takes other steps seeking to effect a Change in Control, the Executive agrees that he will not voluntarily leave the employ of his Employer and will continue to render services until the later of (i) the date such Person has abandoned or terminated his or its efforts to effect a Change in Control, and (ii) the date that is six (6) months after a Change in Control has occurred. Notwithstanding the foregoing, the Executive's Employer may terminate the Executive's employment for Cause at any time, and the Executive may terminate his employment at any time after the Change in Control for Good Reason.

     3.3. QUALIFYING TERMINATION.

     (a) Subject to Sections 3.3(d), 3.3(e), 3.5, 3.6 and 3.7, the occurrence of any one or more of the following events within the Protected Period corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company shall constitute a "QUALIFYING TERMINATION":

          (i) An involuntary termination of the Executive's employment by his Employer for reasons other than Cause;





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          (ii) A voluntary termination of employment by the Executive for Good
               Reason;

          (iii) A successor company fails or refuses to assume by written instrument the Company's obligations under this Agreement, as required by Article 8; or

          (iv) The Company or any successor company repudiates or breaches any of the provisions of this Agreement.

     (b) If more than one of the events set forth in Section 3.3(a) occurs, such events shall constitute but a single Qualifying Termination and the Executive shall be entitled to only a single payment of the Severance Benefits.

     (c) The "PROTECTED PERIOD" corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:

          (i) If the Change in Control is triggered by a tender offer for shares of the Company's stock or by the offeror's acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

          (ii) If the Change in Control is triggered by a reconstruction and amalgamation, merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the reconstruction and amalgamation, merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

          (iii) In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

     (d) Notwithstanding anything else contained herein to the contrary, the Executive's termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination.

     (e) Notwithstanding anything else contained herein to the contrary, the termination of the Executive's employment (or other events giving rise to Good Reason) shall not constitute a Qualifying Termination if there is objective evidence that, as of




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          the commencement of the Protected Period, the Executive had specifically been identified by the Company or the Executive's Employer as an employee whose employment would be terminated as part of a corporate restructuring or downsizing program that commenced prior to the Protected Period and such termination of employment was expected at that time to occur within six (6) months.

     (f) Notwithstanding anything else contained herein to the contrary (other than those provisions that contain an express exception to this
          Section 3.3(f)), the Executive's Severance Benefits under this Agreement shall be reduced by the severance benefits (including, without limitation, any other change-in-control severance benefits and any other severance benefits generally) that the Executive may be entitled to under any other plan, program, agreement or other arrangement with the Company and/or his Employer (including, without limitation, any such benefits provided for by an employment agreement). For purposes of the foregoing, any cash severance benefits payable to the Executive under any other plan, program, agreement or other arrangement with the Company and/or his Employer shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of the foregoing, non-cash severance benefits to be provided to the Executive under any other plan, program, agreement or other arrangement with the Company and/or his Employer shall offset any corresponding benefits otherwise to be provided to the Executive under this Agreement or, if there are no corresponding benefits otherwise to be provided to the Executive under this Agreement, the value of such benefits shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. If the amount of other benefits to be offset against the cash severance benefits otherwise payable to the Executive under this Agreement in accordance with the preceding two sentences exceeds the amount of cash severance benefits otherwise payable to the Executive under this Agreement, then the excess may be used to offset other non-cash severance benefits otherwise to be provided to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of this paragraph, the Company shall reasonably determine the value of any non-cash benefits.

     3.4. DESCRIPTION OF SEVERANCE BENEFITS. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.3, the Company shall pay to the Executive and provide him or her with the following:

     (a)  An amount equal to the greater of:

          (i)  U.S.$2,000,000; or

          (ii) three (3) times the sum of (A) the highest rate of the Executive's annualized Base Salary in effect at any time up to and including the Effective Date of Termination, and (B) the highest Annual Bonus received by the Executive in any of the three (3) full fiscal years prior to the date of the Change in Control of the Company. For purposes of this Agreement,




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               the Executive's "ANNUAL BONUS" shall mean the sum of (X) the amount of any cash bonus paid by the Company to the Executive for the applicable fiscal year, (Y) the aggregate Fair Market Value (determined as of the applicable grant date) of the shares of the Company's stock granted to the Executive as a bonus, if any, for the applicable fiscal year and (Z) the aggregate option spread (determined as of the applicable grant date) with respect to the options granted by the Company to the Executive as an incentive during the applicable fiscal year. For purposes of clause (Z), the option spread of an option shall equal the positive difference, if any, determined by subtracting the applicable exercise price of the option from the Fair Market Value of the Company's stock on the date the option was granted. For purposes of this Agreement, "FAIR MARKET VALUE" shall have the meaning ascribed to such term in the Company's 2004 Stock Incentive Plan. Notwithstanding the foregoing, special bonuses or bonus enhancements that would otherwise be included for purposes of the foregoing calculations of this Section 3.4(b), but that are related to an amalgamation, merger, acquisition, consolidation, reorganization, spin-off or similar event and that are not part of the Company's customary on-going program of annual bonus plan bonuses, if any, shall be excluded for purposes of such calculation.

     (b) To the extent that the Executive held stock options and restricted stock awards previously granted and are otherwise unvested as of the Effective Date of Termination, such awards shall be deemed fully vested as of the Effective Date of Termination, otherwise the other terms and conditions of such awards shall continue to apply.

     3.5. TERMINATION FOR TOTAL AND PERMANENT DISABILITY. Termination of the Executive's employment due to Disability is not a Qualifying Termination. However, if immediately prior to the condition or event leading to, or the commencement of, the Disability of the Executive, the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon termination of his employment for Disability he shall be entitled to the benefits provided by this Agreement for a Qualifying Termination.

     3.6. TERMINATION FOR RETIREMENT OR DEATH. Termination of the Executive's employment due to death or retirement is not a Qualifying Termination. However, if immediately prior to the Executive's retirement (but not death), the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon his retirement he shall be entitled to the benefits provided by this Agreement for a Qualifying Termination.

     3.7. TERMINATION FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. Termination of the Executive's employment by the Executive's Employer for Cause or by the Executive other than for Good Reason does not constitute a Qualifying Termination.

     3.8. NOTICE OF TERMINATION. Any termination by the Executive's Employment for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a written notice which




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shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

ARTICLE 4. FORM AND TIMING OF SEVERANCE BENEFITS; TAX WITHHOLDING

     4.1. FORM AND TIMING OF SEVERANCE BENEFITS. The Severance Benefits described in Section 3.4(a), 3.4(b), and 3.4(c) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

     4.2. WITHHOLDING OF TAXES. The Company and/or the Executive's Employer shall be entitled to withhold from any amounts payable under or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, any PRC taxes, United States Federal taxes, and any other national, state, city, or local taxes).

ARTICLE 5. EXCISE TAX GROSS-UP

     5.1. EQUALIZATION PAYMENT. To the extent that the Executive is subject to taxation under the laws of the United States, then if upon or following a Change in Control, the tax imposed by Section 4999 of the Code or any similar or successor tax (the "EXCISE TAX") applies, solely because of the Change in Control, to any payments, benefits and/or amounts received by the Executive as Severance Benefits or otherwise, including, without limitation, any fees, costs and expenses paid under Article 7 of this Agreement, the Company shall pay in cash to the Executive or for the Executive's benefit as provided below an additional amount or amounts (the "GROSS-UP PAYMENT(s)") such that the net amount retained by the Executive after the deduction of any Excise Tax on such payments, benefits and/or amounts so received and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment(s) provided for by this
Section 5.1 shall be equal to such payments, benefits and/or amounts so received had they not been subject to the Excise Tax. Such payment(s) shall be made by the Company to the Executive or applicable taxing authority on behalf of the Executive as soon as practicable following the receipt or deemed receipt of any such payments, benefits and/or amounts so received, and may be satisfied by the Company making a payment or payments on Executive's account in lieu of withholding for tax purposes but in all events shall be made within thirty (30) days of the receipt or deemed receipt by the Executive of any such payment, benefit and/or amount.

     5.2. CALCULATION OF GROSS-UP PAYMENT. The determination of whether a Gross-Up Payment is required pursuant to this Article 5 and the amount of any such Gross-Up Payment shall be determined in writing (the "DETERMINATION") by a nationally-recognized certified public accounting firm selected by the Company (the "ACCOUNTING FIRM"). The Accounting Firm shall provide its Determination in writing, together with detailed supporting calculations and documentation and any assumptions used in making such computation, to the Company and the Executive within twenty (20) days of the Effective Date of Termination. Within twenty (20) days following delivery of the Accounting Firm's Determination, the Executive shall have the right, at the Company's expense, to obtain the opinion of an "outside counsel," which opinion need not be unqualified, which sets forth: (i) the amount of the Executive's "annualized includible compensation for the base period" (as defined in Code Section 280G(d) (1)); (ii) the





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present value of the Total Payments; (iii) the amount and present value of any
"excess parachute payment;" and (iv) detailed supporting calculations and documentation and any assumptions used in making such computations. The opinion of such outside counsel shall be supported by the opinion of a nationally-recognized certified public accounting firm and, if necessary or required by the Company, a firm of nationally-recognized executive compensation consultants. The outside counsel's opinion shall be binding upon the Company and the Executive and shall constitute the Determination for purposes of this
Article 5 instead of the initial determination by the Accounting Firm. The Company shall pay (or, to the extent paid by the Executive, reimburse the Executive for) the certified public accounting firm's and, if applicable, the executive compensation consultant's reasonable and customary fees for rendering such opinion. For purposes of this Section 5.2, "outside counsel" means a licensed attorney selected by the Executive who is recognized in the field of executive compensation and has experience with respect to the calculation of the Excise Tax; provided that the Company must approve the Executive's selection, which approval shall not be unreasonably withheld.



     5.3. COMPUTATION ASSUMPTIONS. For purposes of determining whether any payments, benefits and/or amounts, including amounts paid as Severance Benefits, will be subject to Excise Tax, and the amount of any such Excise Tax:

     (a) Any other payments, benefits and/or amounts received or to be received by the Executive in connection with or contingent upon a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or the Executive's Employer, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be combined to determine whether the Executive has received any "parachute payment" within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any "excess parachute payments" within the meaning of Section 280G(b)(1) that shall be treated as subject to the Excise Tax, unless in the opinion of the person or firm rendering the Determination, such other payments, benefits and/or amounts (in whole or in part) do not constitute parachute payments, or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

     (b) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the person or firm rendering the Determination in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     (c) The compensation and benefits provided for in Section 3.4 herein, and any other compensation earned prior to the Effective Date of Termination by the Executive pursuant to the Company's and/or his Employer's compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control), shall for purposes of the calculation pursuant to this Section 5.3 be deemed to be reasonable; and

     (d) The Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Furthermore, the computation of the Gross-Up Payment shall assume (and adjust for the fact) that (i) there is a loss of miscellaneous itemized deductions under Section 67 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment and (ii) a loss of itemized deductions under Section 68 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment. The computation of the Gross-Up Payment shall take into account any reduction in the Gross-Up Payment due to the Executive's share of the hospital insurance portion of FICA and any state withholding taxes (other than any state withholding tax for income tax liability). The computation of the state and local income taxes applicable to the Gross-Up Payment shall be based on the highest marginal rate of taxation in the state and locality of the Executive's residence on the Effective Date of Termination, and shall take into account the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

     5.4. EXECUTIVE'S OBLIGATION TO NOTIFY COMPANY. The Executive shall promptly notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the "TAXING AUTHORITY") that, if successful, would require the payment by the Company of a Gross-Up Payment in excess of any Gross-Up Payment as originally set forth in the Determination. If the Company notifies Executive in writing that it desires to contest such claim, the Executive shall: (a) give the Company any information reasonably requested by the Company relating to such claim; (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Executive;
(c) cooperate with the Company in good faith in order to effectively contest such claim; and (d) permit the Company to participate in any proceedings relating to such claim; provided that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Section 5.4, and to the extent its actions do not unreasonably interfere with or prejudice the Executive's disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Executive and the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

     5.5. SUBSEQUENT RECALCULATION. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that the Executive did not receive the greatest net benefit required pursuant to Section 5.1, the Company shall reimburse the Executive as provided herein for the full amount necessary to place the Executive in the same after-tax position as he would have been in had no Excise Tax applied. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that the Executive received a payment or benefit in excess of the amount required pursuant to
Section 5.1, then the Executive shall promptly pay to the Company (without interest) the amount of such excess

ARTICLE 6. THE COMPANY'S PAYMENT OBLIGATION

     6.1. PAYMENT OF OBLIGATIONS ABSOLUTE. Except as provided in Section 4.2, the Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 5 or Article 7.

     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement.

     6.2. CONTRACTUAL RIGHT TO BENEFITS. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. The Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether the Executive is entitled to benefits under this Agreement, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

     6.3. DUPLICATE BENEFITS. All payments, benefits and amounts provided under this Agreement shall be in addition to and not in substitution for any pension rights under any Company or Employer pension plan and any disability, workers' compensation or other Company or Employer benefit plan distribution that the Executive is entitled to at his or her Effective Date of Termination. Notwithstanding the foregoing, this Agreement shall not create an inference that any duplicate payments shall be required. No payments made pursuant to this Agreement shall be considered compensation for purposes of any such benefit plan; provided that any amount paid pursuant to Section 3.4(c) shall not be subject to such limitation. Payment of the Executive's accrued and unpaid Base Salary or vacation pay, if any, through the Executive's Effective Date of Termination shall be deemed to not duplicate any benefit contemplated by this Agreement and shall not result in an offset pursuant to Section 3.3(f). Any acceleration of vesting, lapse of restrictions and/or payout occasioned by a Change in Control pursuant to the provisions of any long-term incentive plan and/or individual award agreement under such a long-term incentive plan shall be deemed to not duplicate any benefit contemplated by this Agreement and shall not result in an offset pursuant to Section 3.3(f).

ARTICLE 7. CLAIMS PROCEDURE

     7.1. COMMITTEE REVIEW. The Executive or, in the event of the Executive's death, the Executive's Beneficiary (as applicable, the "CLAIMANT") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Agreement. Such claim shall be delivered to the Committee care of the Company in accordance with the notice provisions of Section 9.7. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within two hundred and seventy (270) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

     7.2. NOTIFICATION OF DECISION. The Committee shall consider a Claimant's claim pursuant to Section 7.1 within a reasonable time, but no later than ninety
(90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

     (e) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

     (f) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

          (i) the specific reason(s) for the denial of the claim, or any part of it;

          (ii) specific reference(s) to pertinent provisions of this Agreement upon which such denial was based;

          (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

          (iv) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the Claimant's claim for benefits; and

          (v) a statement of the Claimant's right to seek arbitration pursuant to Section 7.4.

     7.3. PRE AND POST-CHANGE IN CONTROL PROCEDURES. With respect to claims made prior to the occurrence of a Change in Control, a Claimant's compliance with the foregoing provisions of this Article 7 is a mandatory prerequisite to a Claimant's right to commence arbitration pursuant to Section 7.4 with respect to any claim for benefits under this Agreement. With respect to claims made upon and after the occurrence of a Change in Control, the Claimant may proceed directly to arbitration in accordance with Section 7.4 and need not first satisfy the foregoing provisions of this Article 7.

     7.4. ARBITRATION OF CLAIMS.

     (a) All claims or controversies arising out of or in connection with this Agreement, that the Company may have against any Claimant, or that any Claimant may have against the Company or against its officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Article 6 that are effective with respect to claims brought prior to the occurrence of a Change in Control, be resolved through arbitration upon the request of either Party to the dispute with notice to the other Party.

     (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the "CENTRE"). There shall be three arbitrators. Each Party shall choose one arbitrator, which arbitrators shall in turn appoint a third. If either Party does not appoint an arbitrator who has consented to participate within thirty (30) days after a notice of arbitration or if a third arbitrator has not been appointed who has consented to participate within forty-five (45) days after the notice of arbitration, the relevant appointment shall be made by the Secretary General of the Centre.

     (c) The arbitration proceedings shall be conducted in English and in Chinese. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 7.4, including the provisions concerning the appointment of arbitrator, the provisions of this sub-Clause (c) shall prevail.

     (d) Each Party to an arbitration hereunder shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

     (e) The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

     (f) Either Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

     (g) The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration award.

     During the course of the arbitration tribunal's adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

ARTICLE 8. SUCCESSORS AND ASSIGNMENT

     8.1. SUCCESSORS TO THE COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or Subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place. Failure of the Company to obtain such assumption and agreement in a written instrument prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with his Employer voluntarily for Good Reason. Except for the purpose of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Executive's Effective Date of Termination if the Executive so elects, but any delay or failure by the Executive to so elect shall not be a waiver or release of any rights hereunder which may be asserted at any time.

     8.2. ASSIGNMENT BY THE EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Executive's Beneficiary in accordance with the terms of this Agreement. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

ARTICLE 9. MISCELLANEOUS

     9.1. RELEASE. Notwithstanding anything else contained herein to the contrary, the Company's obligation to pay benefits to the Executive under this Agreement is subject to the condition precedent that the Executive execute a valid and effective release in the form approved by the Committee and such executed release (a) is received by the Company no earlier than the effective time of the Executive's Qualifying Termination (or such earlier time as the Committee may provide) and no later than sixty (60) days after the Effective Date of Termination and (b) is not revoked by the Executive or otherwise rendered unenforceable by the Executive.

     9.2. EMPLOYMENT STATUS. Except as may be provided under any other written agreement between the Executive and the Executive's Employer, the employment of the Executive by his Employer is "at will," and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Executive's Employer at any time, subject to applicable law.

     9.3. BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. The Executive may make or change such designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Committee.

     9.4. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

     9.5. SEVERABILITY. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     9.6. MODIFICATION. No provision of this Agreement may be modified, waived, or discharged unless as to the Executive such modification, waiver, or discharge is agreed to in writing and signed by each affected Executive and by an authorized member of the Committee or its designee, or by the respective parties' legal representatives and successors.

     9.7. NOTICE. For purposes of this Agreement, notices, including a Notice of Termination, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by a recognized international courier (such as FedEx), postage prepaid and addressed: (i) if to the Executive, to his latest address as reflected on the records of the Company, and (ii) if to the Company:
China Finance Online Co., Limited, Room 610B, Ping'an Mansion, No.23 Financial Street, West District, Beijing 100032, PRC, Attn: [Sam Qian] or to such other address as the Company may furnish to the Executive in writing with specific reference to this Agreement and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

     9.8. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflict of law principles thereunder. Any statutory reference in this Agreement shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement on this ___________ day of _________________________, _____________________.



China Finance Online Co., Limited              Executive



By:__________________________________          _________________________________


Attest:_____________________________           Print Name:______________________


                                      S-1